
FORM 3                                                                                             OMB APPROVAL
                                                                                     OMB Number                    3235-0104
                                                                                     Expires:                      April 30, 1997
                                                                                     Estimated average burden
                                                                                     hours per response............0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
17(a) of the Public Utility  Holding Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940

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1.  Name and Address of Reporting Person / 2.  Date of Event Requiring    / 4. Issuer Name and Ticker or Trading Symbol
                                         /     Statement (Month/Day/Year) /
                                         /                                /    MORROW SNOWBOARDS, INC.
    GENOVESE,    ANTHONY          G.     /     SEPTEMBER 28, 2000         /    dba GRANITE BAY TECHNOLOGIES (GBAY)
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     (Last)      (First)      (Middle)   / 3.  IRS or Social Security     / 5. Relationship of Reporting  / 6. If Amendment,
                                         /     Number of Reporting Person /    to Issuer                  /    Date of Original
C/O GRANITE BAY TECHNOLOGIES             /     (Voluntary)                /    (Check all applicable)     /    (Month/Day/Year)
599 MENLO DRIVE                          /                                /    XX Director  --- 10% Owner /
---------------------------------------- /                                /    -- Officer   --- Other     / ------------------------
        (Street)                         /                                /   (give title (Specify below) / 7. Individual or
                                         /                                /   below)                      /    Joint/Group
                                         /                                /                               /    Filing (Check
                                         /                                /                               /    applicable line)
                                         /                                /                               /    X Form filed by One
                                         /                                /                               /      Reporting Person
                                         /                                /                               /    _ Form filed by More
                                         /                                /                               /      than One Reporting
ROCKLIN,             CA          95765   /                                /                               /      Person
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(City)              (State)     (Zip)    /                      Table 1 - Non-Derivative Securities(Beneficially Owned
                                         /
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1.  Title of Security (Instr. 4)         / 2. Amount of Securities        / 3. Ownership Form:  Direct (D)/ 4. Nature of Indirect
                                         /    Beneficially Owned          /    Indirect (I) (Instr. 5)    /    Beneficial Ownership
                                         /    (Instr. 4)                  /                               /    (Instr. 5)
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Common Stock                             /        670,000                 /        D                      /           N/A
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Common Stock                             /        670,000                 /        I                      / INDIVIDUAL RETIREMENT
                                         /                                /                               /   ACCOUNT
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                                         /                                /                               /
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                                         /                                /                               /
                                         /                                /                               /
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)




Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of     2. Date Exercisable    3. Title and Amount   4. Conversion or    5.  Ownership Form of    6. Nature of Indirect
    Derivative      and Expiration         of Securities         Exercise Price       Derivative Security:    Beneficial Ownership
    Security        (Month/Day/Year)       Underlying            Derivative           Direct (D) or           (Instr. 5)
    (Instr. 4)                             Derivative            Security             Indirect (I)
                                           Security                                   (Instr. 5)
                                           (Instr. 4)
                 -------------------------------------------
                                                    Amount or
                    Date     Expiration             Number of
                 Exercisable    Date      Title       Shares
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OPTIONS TO
PURCHASE COMMON
STOCK               PRESENT    08/25/05   COMMON      25,000          $1.70                   D                     N/A
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OPTIONS TO
PURCHASE COMMON
STOCK               12/31/00   08/25/05   COMMON      25,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               12/31/01   08/25/05   COMMON      25,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               12/31/02   08/25/05   COMMON      25,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               08/25/01   08/25/05   COMMON      30,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               08/25/02   08/25/05   COMMON      30,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               08/25/03   08/25/05   COMMON      30,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               08/25/04   08/25/05   COMMON      30,000          $1.70                   D                     N/A

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OPTIONS TO
PURCHASE COMMON
STOCK               08/25/05   08/25/05   COMMON      30,000          $1.70                   D                     N/A

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Explanation of Responses:










**Intentional  misstatements or omissions of facts  constitute  Federal Criminal    /s/   ANTHONY GENOVESE                10/09/00
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).                      -------------------------------    -------------
                                                                                    **Signature of Reporting Person    Date

Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure. Page 2
